EXHIBIT 10.11

UNANIMOUS WRTTEN CONSENT
OF THE DIRECTORS OF
ONE BIO, CORP.

The undersigned, being the all of the Directors of ONE Bio, Corp., a Florida corporation (the "Corporation”), in lieu of holding a special meeting of the Directors of the Corporation and pursuant to the Florida Corporation Law take the following action by written consent, without a meeting, waiving all notice of such meeting:

RESOLVED, that the Board deems it to be in the best interest of the Corporation and its stockholders to enter into, approve, authorize and ratify that certain  Share Purchase Agreement dated April 14, 2010 with Min Zhao (our director and president of our CHE business unit), pursuant to which, among other things, (i) the Corporation shall acquire from Mr. Zhao 1,632,150 shares of common stock of Green Planet Bioengineering, Co., Ltd. (“Green Planet”) owned by Mr. Zhao in consideration for 1,300,000 shares of the Corporation’s restricted common stock, (ii) the number of shares of the Corporation’s common stock issuable to Mr. Zhao is subject to adjustment as set forth in said agreement, (iii) Mr. Zhao has agreed to a lock-up and leak-out period as further defined in this agreement.  Also at the same time the Corporation received from a certain Green Planet shareholder 1,216,184 shares of common stock of Green Planet, thereby increasing the Corporation’s ownership of Green Planet to approximately 92.5% of the issued and outstanding common stock of Green Planet; and it is further

RESOLVED, that the Board deems it to be in the best interest of the Corporation and its stockholders to enter into, approve, authorize and ratify that certain agreement with Green Planet, dated April 14, 2010, pursuant to which, among other things, (i) that certain Amended and Restated Green Planet Preferred Stock Purchase Agreement made effective as of June 17, 2009, between the Corporation and Green Planet (“Amended and Restated GP Preferred Stock Agreement”) was cancelled, (ii) the Corporation agreed to return to Green Planet the 5,101shares of Green Planet preferred stock that were issued to the Corporation pursuant to the Amended and Restated GP Preferred Stock Agreement, and (iii) Green Planet agreed to returned to the Corporation the 1,004,808 shares of the Corporation’s common stock that the Corporation issued to Green Planet pursuant to the Amended and Restated GP Preferred Stock Agreement; and it is further

RESOLVED, that the Board deems it to be in the best interest of the Corporation and its stockholders to enter into, approve, authorize and ratify that certain Option Agreement dated April 14, 2010, with Green Planet pursuant to which, among other things, (i) Green Planet granted to the Corporation an option to acquire 100% of the stock of Elevated Throne Overseas Ltd. (“Elevated throne”), Green Planet’s 100% owned BVI subsidiary, (ii) in the event the Corporation exercises said Option, the closing of the transaction will be subject to the approval of Green Planet’s stockholders, (iii) as consideration for the Corporation’s  exercise of said Option, the Corporation will be required to (a) convert the $1,700,000 loan the Corporation made to Elevated Throne on or about January 19, 2010, into an equity investment in Elevated Throne, (ii) convert the $300,000 loan the Corporation made to Green Planet on or about September 1, 2009, into a $300,000 equity investment in Elevated Throne, (iii) certain Convertible Note Purchase Agreement between the Corporation and Green Planet dated on or about September 1, 2009, will be cancelled and (iv) certain 10% Convertible Bridge Loan Note Due September 1, 2010, in the principal amount of $300,000 from Green Planet to the Corporation will be cancelled; and it is further

RESOLVED, that the Board hereby accepts the resignation of Cris Neely as a member of the Corporation’s Audit Committee in order to satisfy the requirements of listing the Corporation’s stock on a senior exchange and the Board hereby appoints Jan E. Koe to serve as a member of the Corporation’s Audit Committee to serve until his successor is duly elected and qualified; and it is further

RESOLVED, that the Corporation prepare and file with the SEC a Form 8-K to disclose the events set forth in the foregoing resolutions, a copy of which Form 8-K attached hereto and is hereby approved and that the proper officers and Directors be, and hereby are, authorized and empowered to file said Form 8-K with the SEC; and it is further

RESOLVED, that the appropriate officers of the Corporation be, and they hereby individually are, authorized and empowered in the name and on behalf of the Corporation, to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications and to do or cause to be done all such acts and things, and to take all such steps, and to make all such payments and remittances, as any one or more of such officers may at any time or times deems necessary or desirable in order to carry out the full intent and purposes of the foregoing resolutions; and it is further

RESOLVED, that the actions taken by this Consent shall have the same force and effect as if taken by the undersigned at a special meeting of the Directors of the Corporation duly called and constituted pursuant to the laws of the State of Florida and the Corporation’s By-laws; and it is

RESOLVED, that this Consent may be executed in two or more counterparts, each of which shall be deemed an original for all purposes, and together shall constitute one and the same consent notwithstanding that all parties are not signatory to the same counterpart.  The delivery of copies of this Consent and of signature pages by electronic mail or facsimile transmission shall constitute effective execution and delivery of this Consent as to the parties and may be used in lieu of the original Consent for all purposes.  Signatures of the parties transmitted by electronic mail or facsimile shall be deemed to be their original signatures for all purposes.

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EXECUTION PAGE FOR THE
UNANIMOUS WRITTEN CONSENT OF
THE BOARD OF DIRECTORS OF
ONE BIO, CORP.

IN WITNESS WHEREOF, the undersigned directors of the Corporation duly executed this Written Consent effective as of 14th day of April, 2010.

/s/ Marius Silvasan	/s/ Michael Weingarten
Marius Silvasan	Michael Weingarten

/s/ Cris Neely	/s/ Min Zhao
Cris Neely	Min Zhao

/s/ Qingsheng Fan	/s/ James Fernandes
Qingsheng Fan	James Fernandes

/s/ Frank Klees	/s/ Jan E. Koe
Frank Klees	Jan E. Koe

/s/ John Perkins
John Perkins

BEING ALL OF THE DIRECTORS OF THE CORPORATION